Exhibit 99.2

AMEDISYS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL STATEMENTS

(Amounts in thousands)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA

	For the years ended December 31,		For the three-month periods ended September 30,
	2008	2009	2009	2010
Net income attributable to Amedisys, Inc.	$86,682	$135,837	$35,940	$21,634
Add:
Provision for income taxes	54,743	86,171	23,033	13,943
Interest expense, net	15,600	11,457	2,654	2,080
Depreciation and amortization	20,406	28,312	7,481	8,832

EBITDA (1)	$177,431	$261,777	$69,108	$46,489
Add:
Certain TLC acquisition costs (2)	3,991	—	—	—
Certain items (3)	—	—	—	6,279
Intangible write-off (3)	—	—	—	(873)

Adjusted EBITDA (4)	$181,422	$261,777	$69,108	$51,895

Adjusted Diluted Earnings Per Share Reconciliation

	For the years ended December 31,		For the three-month periods ended September 30,
	2008	2009	2009	2010
Diluted earnings per share	$3.22	$4.89	$1.29	$0.76
Add:
Certain TLC acquisition costs (2)	0.09	—	—	—
Certain items (3)	—	—	—	0.13

Adjusted diluted earnings per share (5)	$3.31	$4.89	$1.29	$0.89

(1)

EBITDA is defined as net income attributable to Amedisys, Inc. before provision for income taxes, net interest expense, and depreciation and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.

(2)

Certain TLC integration costs incurred primarily for the payment of severances for TLC employees and for the conversion of the acquired TLC agencies to our operating systems including our Point of Care network. These costs amounted to $4.0 million ($2.4 million, net of income tax) or $0.09 per diluted share for the twelve-month period ended December 31, 2008.

(3)

During the three-month period September 30, 2010 we incurred certain costs associated with the realignment of operations including severance and legal expenses related to the United States Senate Committee on Finance inquiry and SEC investigation. We also incurred costs associated with our exit activities, which includes $0.9 for the write-off of intangibles and settled our Georgia indigent care liability. The following details these items for the three-month period ended September 30, 2010:

	For the three-month period ended September 30, 2010
	(Income) Expense	Net of tax	EPS
Georgia indigent care liability	$(3.7)	$(2.2)	$(0.08)
Exit activities	6.9	4.2	0.15
Certain costs	3.1	1.8	0.06

Total	$6.3	$3.8	$0.13

(4)

Adjusted EBITDA is defined as net income attributable to Amedisys, Inc. before provision for income taxes, net interest expense, and depreciation and amortization plus certain TLC integration costs incurred in 2009 and/or certain items incurred in 2010. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of adjusted EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.

(5

Adjusted diluted earnings per share is defined as diluted earnings per share plus the earnings per share effect of certain TLC acquisition costs incurred in 2009 and/or certain items incurred in 2010. Adjusted diluted earnings per share should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of adjusted diluted earnings per share may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.